EXHIBIT 10.12




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                      CREDIT AGREEMENT

                   Dated as of January 3, 1995

                            between

                 FOURTH FINANCIAL CORPORATION


                               and


                   BANK OF AMERICA ILLINOIS




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                     TABLE OF CONTENTS

                                                             Page

                                 ARTICLE I

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.1  Certain Defined Terms . . . . . . . . . . . . . . . . . .  1
1.2  Other Interpretive Provisions . . . . . . . . . . . . . . 14
1.3  Accounting Principles . . . . . . . . . . . . . . . . . . 15

                                ARTICLE II

THE CREDITS. . . . . . . . . . . . . . . . . . . . . . . . . . 15
2.1  Amounts and Terms of Commitment . . . . . . . . . . . . . 15
2.2  Note. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
2.3  Procedure for Borrowing.. . . . . . . . . . . . . . . . . 15
2.4  Conversion and Continuation Elections . . . . . . . . . . 16
2.5  Voluntary Termination or Reduction of Commitment. . . . . 17
2.6  Optional Prepayments. . . . . . . . . . . . . . . . . . . 17
2.7  Repayment . . . . . . . . . . . . . . . . . . . . . . . . 18
2.8  Termination Date. . . . . . . . . . . . . . . . . . . . . 18
2.9  Interest. . . . . . . . . . . . . . . . . . . . . . . . . 18
2.10  Facility Fees. . . . . . . . . . . . . . . . . . . . . . 19
2.11  Computation of Fees and Interest . . . . . . . . . . . . 19
2.12  Payments by the Company. . . . . . . . . . . . . . . . . 19
2.13  NationsBank Agreement. . . . . . . . . . . . . . . . . . 20

                                  ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY . . . . . . . . . . . . 20
3.1  Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . 20
3.2  Illegality. . . . . . . . . . . . . . . . . . . . . . . . 21
3.3  Increased Costs and Reduction of Return . . . . . . . . . 22
3.4  Funding Losses. . . . . . . . . . . . . . . . . . . . . . 22
3.5  Inability to Determine Rates. . . . . . . . . . . . . . . 23
3.6  Survival. . . . . . . . . . . . . . . . . . . . . . . . . 23

                                  ARTICLE IV

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . 23
4.1  Conditions of Initial Loans . . . . . . . . . . . . . . . 23
        (a)  Credit Agreement and Note . . . . . . . . . . . . 23
        (b)  Resolutions; Incumbency . . . . . . . . . . . . . 23
        (c)  Organization Documents; Good Standing . . . . . . 24
        (d)  Legal Opinion . . . . . . . . . . . . . . . . . . 24
        (e)  Payment of Fees . . . . . . . . . . . . . . . . . 24
        (f)  Certificate . . . . . . . . . . . . . . . . . . . 24
        (g)  Other Documents . . . . . . . . . . . . . . . . . 25
4.2  Conditions to All Borrowings. . . . . . . . . . . . . . . 25
        (a)  Notice of Borrowing . . . . . . . . . . . . . . . 25
        (b)  Continuation of Representations and Warranties. . 25
        (c)  No Existing Default . . . . . . . . . . . . . . . 25

                                  ARTICLE V

REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . 25
5.1  Corporate Existence and Power . . . . . . . . . . . . . . 25
5.2  Corporate Authorization; No Contravention . . . . . . . . 26
5.3  Governmental Authorization. . . . . . . . . . . . . . . . 26
5.4  Binding Effect. . . . . . . . . . . . . . . . . . . . . . 26
5.5  Litigation. . . . . . . . . . . . . . . . . . . . . . . . 26
5.6  No Default. . . . . . . . . . . . . . . . . . . . . . . . 27
5.7  ERISA Compliance. . . . . . . . . . . . . . . . . . . . . 27
5.8  Use of Proceeds; Margin Regulations . . . . . . . . . . . 28
5.9  Title to Properties . . . . . . . . . . . . . . . . . . . 28
5.10  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 28
5.11  Financial Condition. . . . . . . . . . . . . . . . . . . 28
5.12  Environmental Matters. . . . . . . . . . . . . . . . . . 29
5.13  Regulated Entities . . . . . . . . . . . . . . . . . . . 29
5.14  No Burdensome Restrictions . . . . . . . . . . . . . . . 29
5.15  Copyrights, Patents, Trademarks and Licenses, etc. . . . 29
5.16  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . 30
5.17  Insurance. . . . . . . . . . . . . . . . . . . . . . . . 30
5.18  Full Disclosure. . . . . . . . . . . . . . . . . . . . . 30

                                 ARTICLE VI

AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . 30
6.1  Financial Statements. . . . . . . . . . . . . . . . . . . 30
6.2  Certificates; Other Information . . . . . . . . . . . . . 32
6.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 32
6.4  Preservation of Corporate Existence, Etc. . . . . . . . . 33
6.5  Maintenance of Property . . . . . . . . . . . . . . . . . 33
6.6  Insurance . . . . . . . . . . . . . . . . . . . . . . . . 33
6.7  Payment of Obligations. . . . . . . . . . . . . . . . . . 34
6.8  Compliance with Laws. . . . . . . . . . . . . . . . . . . 34
6.9  Compliance with ERISA . . . . . . . . . . . . . . . . . . 34
6.10  Inspection of Property and Books and Records . . . . . . 34
6.11  Environmental Laws . . . . . . . . . . . . . . . . . . . 35
6.12  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . 35

                                 ARTICLE VII

NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . 35
7.1   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . 35
7.2   Consolidation, Merger, etc . . . . . . . . . . . . . . . 36
7.3   Asset Dispositions, etc. . . . . . . . . . . . . . . . . 37
7.4   Transactions with Affiliates . . . . . . . . . . . . . . 37
7.5   Negative Pledges, Restrictive Agreements, etc. . . . . . 37
7.6   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . 37
7.7   Change in Business . . . . . . . . . . . . . . . . . . . 38
7.8   Accounting Changes . . . . . . . . . . . . . . . . . . . 38
7.9   Financial Covenants. . . . . . . . . . . . . . . . . . . 38

                                ARTICLE VIII

EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . 38
8.1  Event of Default. . . . . . . . . . . . . . . . . . . . . 38
        (a)  Non-Payment . . . . . . . . . . . . . . . . . . . 38
        (b)  Representation or Warranty. . . . . . . . . . . . 39
        (c)  Other Defaults. . . . . . . . . . . . . . . . . . 39
        (d)  Cross-Default . . . . . . . . . . . . . . . . . . 39
        (e)  Insolvency; Voluntary Proceedings . . . . . . . . 39
        (f)  Involuntary Proceedings . . . . . . . . . . . . . 40
        (g)  ERISA . . . . . . . . . . . . . . . . . . . . . . 40
        (h)  Monetary Judgments. . . . . . . . . . . . . . . . 40
        (i)  Non-Monetary Judgments. . . . . . . . . . . . . . 40
        (j)  Change of Control . . . . . . . . . . . . . . . . 41
8.2  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . 41
8.3  Rights Not Exclusive. . . . . . . . . . . . . . . . . . . 41

                                  ARTICLE IX

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . 41
9.1  Amendments and Waivers. . . . . . . . . . . . . . . . . . 41
9.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 41
9.3  No Waiver; Cumulative Remedies. . . . . . . . . . . . . . 42
9.4  Costs and Expenses. . . . . . . . . . . . . . . . . . . . 42
9.5  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . 43
9.6  Successors and Assigns. . . . . . . . . . . . . . . . . . 43
9.7  Set-off . . . . . . . . . . . . . . . . . . . . . . . . . 43
9.8  Automatic Debits of Fees. . . . . . . . . . . . . . . . . 44
9.9  Counterparts. . . . . . . . . . . . . . . . . . . . . . . 44
9.10  Severability . . . . . . . . . . . . . . . . . . . . . . 44
9.11  No Third Parties Benefited . . . . . . . . . . . . . . . 44
9.12  Governing Law and Jurisdiction . . . . . . . . . . . . . 44
9.13  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . 45
9.14  Entire Agreement . . . . . . . . . . . . . . . . . . . . 45

SCHEDULES    [OMITTED]

Schedule 5.7          ERISA Compliance
Schedule 5.11         Permitted Liabilities
Schedule 5.12         Environmental Matters
Schedule 5.15         Copyrights, etc.
Schedule 5.16         Subsidiaries and Minority Interests
Schedule 5.17         Insurance Matters
Schedule 9.2          Lending Office; Addresses for Notices


EXHIBITS   [OMITTED]

Exhibit A        Form of Notice of Borrowing
Exhibit B        Form of Notice of Conversion/Continuation
Exhibit C        Form of Compliance Certificate
Exhibit D        Form of Legal Opinion of Borrower's Counsel
Exhibit E        Form of Promissory Note
Exhibit F        Form of Commitment Termination Extension Date
                 Request
Exhibit G        Form of Quarterly Compliance Certificate



                        CREDIT AGREEMENT
                        ----------------


     This CREDIT AGREEMENT is entered into as of January 3, 1995, between FOURTH FINANCIAL CORPORATION, a Kansas corporation (the
"Company"), and BANK OF AMERICA ILLINOIS, an Illinois banking corporation (the "Bank").

     WHEREAS, the Bank has agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                           ARTICLE I

                          DEFINITIONS
                          -----------

     1.1 Certain Defined Terms. The following terms have the following meanings:

          "Adjusted Total Assets" shall have the meaning set forth on the date hereof under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Company, or if such regulations are amended hereafter to define Adjusted Total Assets more restrictively, as set forth in such later amended regulations.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Credit Agreement.

          "Applicable Margin" means

               (i)  with respect to Base Rate Loans, 0%;

               (ii) with respect to Offshore Rate Loans at such time as the Company is Well Capitalized, 0.375%; and

               (iii) with respect to Offshore Rate Loans at such time as the Company is not Well Capitalized, 0.50% at any time that the principal amount of the Loans outstanding is less than 50% of the Commitment or 0.625% at any other time.

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Available Commitment" means $25,000,000 on the date hereof and thereafter until such date as the outstanding principal amount of the Loans exceeds $25,000,000; and from the date the outstanding principal amount of the Loans exceeds $25,000,000 and thereafter, the Available Commitment shall equal the Commitment.

          "Bank" has the meaning specified in the introductory clause hereto.

          "Bank's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Bank, or such other address as the Bank may from time to time specify.

          "Bank Subsidiaries" mean Bank IV Kansas N.A., Bank IV
     Oklahoma N.A. and any other banking institution which may be a Subsidiary of the Company from time to time.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

          "Base Rate" means, for any day, the higher of:  (a)
     0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

          Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "BofA" means Bank of America National Trust and Savings
     Association, a national banking association.

          "Borrowing Date" means any date on which a Borrowing occurs under Section 2.3.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, of general application, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Change of Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
     1934) of 20% or more of the outstanding shares of voting stock of the Company.

          "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by the Bank (or, in the case of subsection 4.1(e), waived by the Person entitled to receive such payment).

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Commitment" has the meaning specified in Section 2.1.

          "Commitment Termination Date Extension Request" means a request substantially in the form of Exhibit F attached hereto, duly executed by a Responsible Officer of the Company.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Contingent Liability" - means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.


          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "Double Leverage Ratio" means the ratio of

               (a) equity investments of the Company in its Subsidiaries

               to

               (b)  total equity capital of the Company;

     in each case as reported in the Company's FRY-9LP financial statements.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to make a required contribution to a Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

          "Event of Default" means any of the events or circumstances specified in Section 8.1.

          "Exchange Act" means the Securities and Exchange Act of
     1934, and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Indebtedness" of any Person means, without duplication:

          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

          (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities;

          (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

          (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

          (f) all Contingent Liabilities of such Person in respect of any of the foregoing.

     For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

          "Indemnified Liabilities" has the meaning specified in
     Section 9.5.

          "Indemnified Person" has the meaning specified in Section
     9.5.

          "Independent Auditor" has the meaning specified in subsection 6.1(a).

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Offshore Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each month, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

     provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period for any Loan shall extend beyond the Revolving Termination Date.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Lending Office" means the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule
     9.2 ("Lending Offices, etc."), or such other office or offices as the Bank may from time to time notify the Company.

          "Leverage Ratio" means with respect to the Company and its Subsidiaries on a consolidated basis, at any time, the ratio of its Tier One Capital to its Adjusted Total Assets.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan" means an extension of credit by the Bank to the Company under Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

          "Loan Documents" means this Agreement, the Note and all other documents delivered to the Bank in connection herewith.

          "Loans Outstanding" means, for any Person, the sum of loans and direct lease financings, net of unearned income, by such Person and its Subsidiaries on a consolidated basis.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; for the purposes of this definition, an adverse effect or adverse change will be deemed material if there is a reasonable likelihood that it would reduce the Company's equity as of any date of determination by 10% or more below the Company's equity as of the end of its most recent fiscal year.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

          "NationsBank Agreement" is defined in Section 2.13.

          "Non-Performing Assets" means, as applied to Loans Outstanding of a Person, (i) Loans Outstanding that are not accruing interest, have been classified as renegotiated pursuant to guidelines established by the Federal Financial Institutions Council or are 90 days or more past due in the payment of principal or interest plus (ii) Other Real Estate Owned by such Person minus (iii) student loan obligations which are serviced by a third party servicer and which are backed by the full faith and credit of the United States Government or any agency thereof, whether such guaranty is for the benefit of such third party servicer or such Person or any of its Subsidiaries, provided, however, that this exclusion shall not apply to any student loan with respect to which a third party servicer has failed to perform the terms and conditions of its servicing agreement with such Person or any of its Subsidiaries.

          "Non-Performing Ratio" means, for any Person, the ratio of such Person's

          (a)  Non-Performing Assets outstanding

               to

          (b)  Loans Outstanding plus Other Real Estate Owned.

          "Note" means a promissory note executed by the Company in favor of the Bank pursuant to subsection 2.2, in substantially the form of Exhibit E.

          "Notice of Borrowing" means the Company's irrevocable telephonic notice of borrowing together with (if requested by the Bank) prompt confirmation thereof in writing in substantially the form of Exhibit A.

          "Notice of Conversion/Continuation" means the Company's irrevocable telephonic notice of conversion or continuation together with (if required by the Bank) prompt confirmation thereof in writing in substantially the form of Exhibit B.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to the Bank, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank as follows:

     Offshore Rate =              LIBOR
                     1.00 - Eurodollar Reserve Percentage

     Where,

               "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

               "LIBOR" means the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum notified to the Bank as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by the Bank and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Other Real Estate Owned" of a Person means "other real estate owned" as shown in the financial statements of such Person prepared in accordance with GAAP.

          "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, with respect to which the Company or any ERISA Affiliate may have any liability.

          "Permitted Liens" has the meaning specified in Section
     7.1.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Quarterly Compliance Certificate" means a certificate substantially in the form of Exhibit G.

          "Reportable Event" means, any of the events set forth in
     Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Reserve Commitment" means on the date hereof $25,000,000 and thereafter an amount equal to the Commitment minus the Available Commitment.

          "Responsible Officer" means relative to the Company, those of its officers whose signatures and incumbency shall have been certified to the Bank pursuant to Section 4.1.

          "Revolving Termination Date" means the earlier to occur of:

               (a) January 2, 1996, as such date may be extended pursuant to Section 2.8 hereof; and

               (b) the date on which the Commitment terminates in accordance with the provisions of this Agreement.

          "Risk Weighted Assets" means, for any Person, the value of the assets of such Person and its Subsidiaries, including adjusted off-balance sheet items, all as calculated pursuant to risk based capital guidelines in effect from time to time with the applicable regulatory agency.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

          "Tier One Capital" shall have the meaning set forth on the date hereof under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Company, or if such regulations are amended hereafter to define Tier One Capital more restrictively, as set forth in such later definition.

          "Tier Two Capital" shall have the meaning set forth on the date hereof under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Company, or if such regulations are amended hereafter to define Tier Two Capital more restrictively, as set forth in such later definition.

          "Type" has the meaning specified in the definition of "Loan."

          "Unfunded Pension Liability" means the excess of a Plan's accumulated benefit obligations (as defined by GAAP), over the current fair value of that Plan's assets.

          "United States" and "U.S." each means the United States of America.

          "Well-Capitalized" shall have the meaning promulgated by any regulatory agency having authority on the date hereof, as applicable to the Company, or if not applicable to the Company per se, as applicable to the Bank Subsidiaries applied to the Company as if so applicable; provided, however, that if at any time requirements of the designation "Well-Capitalized" promulgated by such regulatory authority shall be modified so as to define the requirements for such designation more restrictively than the existing requirements, then such requirements set forth herein shall be changed to reflect such later modification; provided, further, if at any time such regulatory authority shall determine that such Person is not "Well Capitalized", (within the meaning of the regulations promulgated by such authority then in effect), such Person shall be deemed not to be Well-Capitalized for purposes of this Agreement, without regard to whether such Person shall meet the requirements of the definition of such term set forth in this Agreement as in effect at such time.

     1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank and the Company and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

     1.3 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                           ARTICLE II

                           THE CREDITS
                           -----------

     2.1 Amounts and Terms of Commitment. The Bank agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding $50,000,000, (such amount, as the same may be reduced under Section 2.5, the Bank's "Commitment"); provided, however, that, after giving effect to any borrowing of a Revolving Loan, the aggregate principal amount of all outstanding Revolving Loans shall not at any time exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.

     2.2 Note. The Loans made by the Bank shall be evidenced by a Note. The Bank shall endorse on the schedules annexed to the Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. The Bank is irrevocably authorized by the Company to endorse the Note and the Bank's record shall be conclusive absent manifest error; provided, however, that the failure of the Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under the Note to the Bank.

     2.3 Procedure for Borrowing. Each borrowing shall be made upon receipt of a Notice of Borrowing by the Bank (which notice must be received by the Bank prior to 10:00 a.m. (Chicago time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

               (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof;

               (B) the requested Borrowing Date, which shall be a Business Day;

               (C)  the Type of Loans comprising the Borrowing; and

               (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.


     2.4 Conversion and Continuation Elections. (a) The Company may, by delivering a Notice of Conversion/Continuation to the Bank in accordance with subsection 2.4(b):

               (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or

               (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans.

          (b) The Company shall deliver a Notice of Conversion/ Continuation to be received by the Bank not later than 10:00 a.m. (Chicago time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/ Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                    (A)  the proposed Conversion/Continuation Date;

                    (B)  the aggregate amount of Loans to be
          converted or renewed;

                    (C)  the Type of Loans resulting from the
          proposed conversion or continuation; and

                    (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest
          Period.

          (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d) Unless the Bank otherwise agrees, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore
Rate Loan.

    2.5 Voluntary Termination or Reduction of Commitment. The Company may, upon not less than five Business Days' prior notice to the Bank, terminate the Commitment, or permanently reduce the Commitment by an aggregate minimum amount of $5,000,000 or any multiple of $5,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the Commitment then in effect. Once reduced in accordance with this Section , the Commitment may not be increased. All accrued facility fees to, but not including the effective date of any reduction or termination of the Commitment, shall be paid on the effective date of such reduction or termination.

    2.6 Optional Prepayments. Subject to Section 3.4, the Company may, at any time or from time to time, upon notice to the Bank, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 and an integral multiple of $1,000,000. Such notice of prepayment shall specify the date and amount of such prepayment and the Types of Loans to be prepaid. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

    2.7 Repayment. The Company shall repay to the Bank on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date.

    2.8 Termination Date. The Commitment shall terminate and the Bank shall be relieved of its obligations to make any Loan on the Revolving Termination Date. The Company may from time to time request an extension of the Revolving Termination Date by executing and delivering to the Bank a Commitment Termination Date Extension Request at least 30 but not more than 40 days prior to the then current Revolving Termination Date. The Revolving Termination Date shall be so extended if the Company shall have received from the Bank on or prior to the 10th day preceding the then current Revolving Termination Date a duly executed counterpart of such Commitment Termination Date Extension Request; provided, that any such extension shall take effect as of the date on which the Bank shall have notified the Company of the approval thereof and the Revolving Termination Date shall be extended to a date 364 days from said effectiveness. The Bank may in its sole and absolute discretion withhold its consent to any such Commitment Termination Date Extension Request.

    2.9 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.4), plus the Applicable Margin.

         (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank.

         (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

         (d) Anything herein to the contrary notwithstanding, the obligations of the Company to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Company shall pay the Bank interest at the highest rate permitted by applicable law.

    2.10 Facility Fees. The Company shall pay to the Bank a facility fee on the average daily amount of the Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter equal to 0.125% per annum on the Available Commitment and 0.0625% per annum on the Reserve Commitment. Such facility fee shall accrue from the date hereof to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of the Commitment under Section 2.5, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date; and provided, further, that upon the increase of the Available Commitment, an amount equal to 0.0625% per annum from the date hereof through the date of such increase on the amount of such increase shall be paid. The facility fee provided in this section shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

    2.11 Computation of Fees and Interest. (a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

         (b) Each determination of an interest rate by the Bank shall be conclusive and binding on the Company in the absence of manifest error.

    2.12 Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Bank, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (Chicago time) on the date specified herein. Any payment received by the Bank later than 11:00 a.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

         (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

    2.13 NationsBank Agreement. The Company is entering into a credit agreement (the "NationsBank Agreement") with NationsBank of Texas, N.A. concurrently with the effectiveness of this Agreement on terms substantially the same as this Agreement. The Company agrees that all borrowings, payments and reductions and terminations of the Commitment shall be made concurrently with equivalent borrowings, payments and reductions and termination of the commitment under the NationsBank Agreement. The Company shall provide a summary statement quarterly to the Bank of all activity on the NationsBank Agreement and of any amendments thereto.


                             ARTICLE III


            TAXES, YIELD PROTECTION AND ILLEGALITY
            --------------------------------------

    3.1 Taxes. (a) Any and all payments by the Company to the Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes.

         (b) The Company agrees to indemnify and hold harmless the Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

         (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Bank, then:

                (i)  the sum payable shall be increased as
    necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                (ii) the Company shall make such deductions and withholdings;

                (iii)  the Company shall pay the full amount
    deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                (iv) the Company shall also pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

         (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

         (e) If the Company is required to pay additional amounts to the Bank pursuant to subsection (c) of this Section, then the Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of the Bank is not otherwise disadvantageous to the Bank.

    3.2 Illegality. (a) If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company, any obligation of the Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Company that the circumstances giving rise to such determination no longer exist.

         (b) If the Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from the Bank, prepay in full such Offshore Rate Loans of the Bank then outstanding, together with interest accrued thereon and amounts required under
Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the Bank, in the amount of such repayment, a Base Rate Loan.

    3.3 Increased Costs and Reduction of Return. (a) If the Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans then the Company shall be liable for, and shall from time to time, upon demand, pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

         (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Company, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

    3.4 Funding Losses. The Company shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

         (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

         (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/
Continuation;

         (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6;

         (d) the prepayment or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

         (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

    3.5 Inability to Determine Rates. If the Bank determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Company. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Loans hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Bank shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

    3.6 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other
Obligations.


                          ARTICLE IV

                      CONDITIONS PRECEDENT
                      --------------------

    4.1 Conditions of Initial Loans. The obligation of the Bank to make its initial Loan hereunder is subject to the condition that the Bank have received on or before the initial borrowing date all of the following, in form and substance satisfactory to the Bank:

         (a) Credit Agreement and Note. This Agreement and the Note executed by each party thereto;

         (b)    Resolutions; Incumbency.

                (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

                (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

         (c) Organization Documents; Good Standing. Each of the following documents:

                (i) the articles or certificate of incorporation and the bylaws of the Company as in effect on the Closing
    Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

                (ii) a good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate for the Company from such Secretary of State (or similar, applicable Governmental Authority) by facsimile, dated the Closing Date;

         (d)    Legal Opinion.  An opinion of John C. Maloney,
Senior Associate General Counsel to the Company and addressed to the Bank, substantially in the form of Exhibit D;

         (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date;

         (f)    Certificate.  A certificate signed by a
Responsible Officer, dated as of the Closing Date, stating that:

                (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

                (iii) there has occurred since December 31, 1993, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

         (g) Other Documents. Such other approvals, opinions, documents or materials as the Bank may request.

    4.2 Conditions to All Borrowings. The obligation of the Bank to make any Loan to be made by it (including its initial Loan) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

         (a) Notice of Borrowing. The Bank shall have received, (i) in the case of the initial Loan, a Notice of Borrowing, and (ii) for all other Loans, a Notice of Borrowing and/or a Notice of Conversion/Continuation, as applicable;

         (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

         (c)    No Existing Default.  No Default or Event of
Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, that the conditions in Section 4.2 are satisfied.


                          ARTICLE V

               REPRESENTATIONS AND WARRANTIES
               ------------------------------

    The Company represents and warrants to the Bank that:

    5.1 Corporate Existence and Power. The Company and each of its Subsidiaries:

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

         (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

         (d)    is in compliance with all Requirements of Law.

    5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

         (a)    contravene the terms of any of the Company's
Organization Documents;

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

         (c)    violate any Requirement of Law.

    5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document.

    5.4 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

    5.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

    5.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

    5.7  ERISA Compliance.

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as specifically disclosed on
Schedule 5.7 ("ERISA Compliance"), no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12. The Company is not engaged in the business of purchasing or selling Margin Stock.

    5.9 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

    5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

    5.11 Financial Condition. (a) The consolidated financial statements of the Company and its Subsidiaries dated December 31, 1993 and September 30, 1994, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year or nine month period ended on that date:

                (i)  were prepared in accordance with GAAP
    consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of the September 30, 1994 statements, to ordinary, good faith year end audit adjustments;

                (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                (iii)  except as specifically disclosed in
    Schedule 5.11 ("Permitted Liabilities"), show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

         (b)    Since December 31, 1993, there has been no
Material Adverse Effect.

    5.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12 ("Environmental Matters"), such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

    5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

    5.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.15 ("Copyrights, etc."), no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

    5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part
(a) of Schedule 5.16 ("Subsidiaries and Minority Interests") hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of
Schedule 5.16.

    5.17  Insurance.  Except as specifically disclosed in Schedule
5.17 ("Insurance Matters"), the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

    5.18 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Bank prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                           ARTICLE VI

                      AFFIRMATIVE COVENANTS
                      ---------------------

    So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

    6.1  Financial Statements.  The Company shall deliver to the
Bank, in form and detail satisfactory to the Bank:

         (a) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Bank pursuant to a reliance agreement between the Bank and such Independent Auditor in form and substance satisfactory to the Bank;

         (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing at the end of the previous fiscal year and ending on the last day of such quarter, and certified by the chief financial officer or the controller as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

         (c) as soon as available and in any event within 60 days after the end of each Fiscal Quarter, either (i) at any time when the Company is not Well-Capitalized, a Compliance Certificate, or (ii) at any time when the Company is Well-Capitalized, a Quarterly Compliance Certificate, in each case executed by the chief financial officer or the controller of the Company;

         (d) as soon as possible and in any event within ten Business Days after (i) the occurrence of each Default or (ii) the Company ceases to be Well-Capitalized, a statement of the chief financial officer or the controller of the Company setting forth details of such event and the action which the Company has taken and proposes to take with respect thereto;

         (e) at any time when the Company is not Well-Capitalized, simultaneously with delivery to the Comptroller of the Currency, any Federal Reserve Bank or the FDIC, as the case may be, and in any event within 60 days after the end of each Fiscal Quarter, call reports for each Subsidiary required to deliver a call report, as at the end of such fiscal quarter, each certified by the respective cashier or other authorized officer of such Subsidiary and reports filed on Form FRY9-C and Form FRY9-LP;

         (f) promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its securityholders, and all reports and registration statements which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange; and

         (g) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Bank may from time to time reasonably request.

    6.2 Certificates; Other Information. The Company shall furnish to the Bank concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.

    6.3  Notices.  The Company shall promptly notify the Bank:

         (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

         (b) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

         (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                (i)   an ERISA Event;

                (ii)  a material increase in the Unfunded Pension
    Liability of any Pension Plan;

                (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                (iv)  the adoption of any amendment to a Plan
    subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension
    Liability.

         (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

    6.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

         (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation, except as permitted by Section
7.2;

         (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by
Section 7.2 and sales of assets permitted by Section 7.3;

         (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

         (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse
Effect.

    6.5 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

    6.6 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

    6.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

         (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

         (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

         (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

    6.8 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

    6.9 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

    6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

    6.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

    6.12 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document; provided, however, that none of such proceeds shall be applied to acquire a controlling interest in the stock of any Person, unless such Person's Board of Directors (or equivalent board) shall approve such acquisition, unless the Bank shall otherwise consent.


                         ARTICLE VII

                     NEGATIVE COVENANTS
                     ------------------

    So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

    7.1 Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any properties, assets or revenues of the Company or any of its Subsidiaries or any capital stock of any Subsidiary of the Company, whether now owned or hereafter acquired, except:

         (a) Liens created or assumed in the ordinary course of the banking, trust, commercial finance and leasing business of any Subsidiary or the business of the Company;

         (b) Liens for taxes not yet payable or being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be;

         (c) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance, old age pensions or other social security benefits or obligations;

         (d) deposits or pledges to secure statutory obligations or to secure or in lieu of surety, penalty or appeal bonds;

         (e) mechanics', materialmen's, warehousemen's, carriers or other like Liens arising in the ordinary course of its business which are not overdue for a period longer than 30 days, or which are being contested in good faith by appropriate proceedings;

         (f) Liens securing indebtedness incurred after the date hereof to finance the cost of acquisition, construction or improvement of any property useful and intended to be used in carrying out the business of the Company or a Subsidiary; provided, that the Lien shall attach solely to the property acquired, constructed or improved or to substantially unimproved real property on which property so acquired, constructed or improved is located;

         (g) Liens on property useful and intended to be used in carrying out the business of the Company or a Subsidiary which were existing at the time of acquisition of such property, or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such property, so long as such Liens were not incurred, extended or renewed in the contemplation of or in connection with such acquisition by the Company or a Subsidiary; provided, that such Lien shall attach solely to the property acquired; and

         (h)  extensions or renewals of Liens permitted by clauses
(f) and (g) above so long as, at the time of such transaction and after giving effect thereto and to the application of the proceeds thereof, (x) the aggregate unpaid principal amount of indebtedness of the Company and its Subsidiaries which is secured pursuant to this clause (h) and clauses (f) and (g) hereof shall be no greater than the aggregate unpaid principal amount of such indebtedness secured pursuant to such clauses immediately preceding such transaction and (y) such Lien shall attach solely to the property which was subject thereto immediately preceding such transaction.

    Notwithstanding the foregoing provisions of this Section 7.1 the Company will not permit, and will not permit any Subsidiary to cause or permit any Lien on capital stock issued by a Subsidiary and held by the Company or another Subsidiary except for Liens on capital stock of a corporation acquired after the effective date of the Agreement which corporation, after such acquisition, would become a Subsidiary; provided that such Liens were existing at the time of such acquisition and were not incurred, extended or renewed in contemplation of, or in connection with, such acquisition.

    7.2 Consolidation, Merger, etc. The Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except

         (a) any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Company or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Company or any other
Subsidiary; and

         (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Company or any of its Subsidiaries may purchase all or substantially all of the assets of any Person, or acquire such Person by merger.

    7.3 Asset Dispositions, etc. The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, unless such sale, transfer, lease, contribution or conveyance is in the ordinary course of its business or is permitted by Section 7.2.

    7.4 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to the Company or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Company or such Subsidiary with a Person which is not one of its Affiliates.

    7.5 Negative Pledges, Restrictive Agreements, etc. The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement, any other Loan Document, the NationsBank Agreement or any other loan document executed in connection therewith) prohibiting

         (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Company to amend or otherwise modify this Agreement or any other Loan Document; or

         (b) the ability of any Subsidiary to make any payments, directly or indirectly, to the Company by way of dividends (except as may be required by law), advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.

    7.6 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    7.7 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

    7.8 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

    7.9 Financial Covenants. The Company shall not, at any time, that it is not classified as Well-Capitalized, permit:

         (a)    its Leverage Ratio to be less than 4.75%;

         (b) the ratio of its Tier One Capital to Risk Weighted Assets to be less than 5.50%;

         (c)    the ratio of its Tier One Capital plus Tier Two
Capital to Risk Weighted Assets to be less than 9.00%;

         (d) its consolidated total stockholders' equity to be less than $518,000,000 plus 50% of its net income for every quarter commencing after September 30, 1994 (but without giving effect to any quarterly loss) plus the net proceeds of any new equity issue after the date hereof;

         (e)    its Non-Performing Ratio to exceed 3%; and

         (f) its Double Leverage Ratio to be more than 1.20 to 1.0.


                         ARTICLE VIII

                      EVENTS OF DEFAULT
                      -----------------

    8.1 Event of Default. Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 7 days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

         (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

         (c) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Bank; or

         (d) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Liability having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Liability, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Liability to become payable or cash collateral in respect thereof to be demanded; or

         (e) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

         (f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

         (g) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; unless the ERISA Event is a contribution failure sufficient to give rise to a Lien under Section 302(f) of ERISA in which case the dollar liability threshold does not apply; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

         judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

         (i) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (j)    Change of Control.  There occurs any Change of
Control.


    8.2  Remedies.  If any Event of Default occurs, the Bank may,

         (a) declare the commitment of the Bank to make Loans to be terminated, whereupon such commitment shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

         (c) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (e) or (f) of Section 8.1 (in the case of clause (i) of subsection (f), upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

    8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                          ARTICLE IX

                        MISCELLANEOUS
                        -------------

    9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Bank.

    9.2 Notices. (a) Except as specifically set forth in this Agreement, all notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 9.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 9.2; or, as directed by the Company or the Bank, to such other address as shall be designated by such party in a written notice to the other party.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by Bank.

         (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

    9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    9.4  Costs and Expenses.  The Company shall:

         (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within five Business Days after demand in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Bank with respect thereto; and

         (b) pay or reimburse the Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

    9.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Bank and each of its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

    9.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

    9.7 Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the Loans have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Company against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

    9.8 Automatic Debits of Fees. With respect to any fee, or any other cost or expense (including Attorney Costs) due and payable to the Bank under the Loan Documents, the Company hereby irrevocably authorizes the Bank to debit any deposit account of the Company with the Bank in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Bank's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

    9.9 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

    9.10 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    9.11 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company and the Bank, and their permitted successors and assigns and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

    9.12 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,
THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE BANK SHALL
RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

    9.13 Waiver of Jury Trial. THE COMPANY AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

    9.14 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between the Company and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                             FOURTH FINANCIAL CORPORATION

                             By:
                                 ---------------------------
                             Title: Executive Vice President -
                                    Finance and Chief Financial
                                    Officer


                             BANK OF AMERICA ILLINOIS

                             By:
                                 ----------------------------
                             Title:
                                    -------------------------